Exhibit 10.39
FLOWSERVE CORPORATION
OFFICER CHANGE IN CONTROL SEVERANCE PLAN
AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 12, 2007
ARTICLE 1. ESTABLISHMENT AND PURPOSE
     1.01 Flowserve Corporation, a New York corporation (the “Company” or “Corporation”), hereby establishes this plan to be known as the “Flowserve Corporation Officer Change in Control Severance Plan” (the “Plan”) as set forth in this document.
     1.02 The Company may from time-to-time become involved in possible Change in Control situations. Should this occur, in addition to their regular duties, Employees may be called upon to assist in the assessment of any third-party or internal proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its shareholders, participate in successfully completing such transactions and take such other actions as the Board might determine appropriate.
     1.03 This Plan has been established for the purpose of assuring that the Company will have the continued dedication of the Participants, and the availability of Participants’ advice and counsel as to the best interests of the Company and its shareholders; notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce Participants to remain in the employ of the Company through the provision of certain protections in the event of a qualifying Change in Control.
     1.04 As approved by the Committee, the Plan shall become effective as of November 12, 2007, and shall remain in effect until terminated by the Committee.
     1.05 Notwithstanding anything to the contrary herein, nothing in this Plan shall adversely affect the rights an individual Employee may have to severance payments under any written agreement executed by and between the Company and that Employee or any under other severance plan sponsored by the Company (an “Alternate Severance Arrangement ”); provided, however, that in the event any Employee that is a party to or eligible to receive benefits under an Alternate Severance Arrangement suffers a Separation from Service and is entitled to and is receiving the severance benefits intended to be provided under such Alternate Severance Arrangement, such Employee shall not be entitled to receive severance benefits pursuant to this Plan. In addition, once an Employee begins receiving benefits pursuant to this Plan, he or she shall no longer be eligible to receive any benefits under any Alternate Severance Arrangement.
ARTICLE 2. DEFINITIONS
     2.01 “Affiliate” or “Subsidiary” means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 414(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 414(c) of the Code) with the Company.
     2.02 “Board” or “Board of Directors” means the Board of Directors of the Company.
     2.03 “Cause” means: (A) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties, or (B) the willful engaging by the Participant in conduct materially and demonstrably injurious-to the Company, monetarily or otherwise; provided, however, that if the Participant has entered into an employment agreement, that is binding as of the date of the event or action otherwise determined to be “Cause,” and if such employment agreement defines “Cause,” such definition of “Cause” shall apply. No act, or failure to act, shall be considered “willful” if, in the Participant’s sole judgment,, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board, at a meeting of the Board, called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in clause (A) or (B) of this Article 2.03, and specifying the particulars thereof in detail.
     2.04 “Change in Control” shall mean the occurrence of any of the following:
(A)	On the date any “Person” (as defined in subparagraph (E) below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company (the “Voting Stock”); other than an acquisition (1) directly from the Company; (2) by the Company or any Subsidiary; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in subparagraph (C)(1) and (2) are satisfied; or (5) by any Person who is considered to own stock of the Company constituting thirty percent (30%) or more of the Voting Stock immediately prior to such additional acquisition. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired ownership of stock of the Company possessing thirty percent (30%) or more of the Voting Stock as a result of the acquisition of the Voting Stock, which, by reducing the number of shares of Voting Stock, increases the proportional number of shares owned by the Subject Person; provided, however, that if following such acquisition of shares of Voting Stock by the Company, the Subject Person acquires additional Voting Stock which increases the percentage ownership of the Subject Person to an amount that would constitute thirty percent (30%) of the then outstanding Voting Stock (excluding any shares of Voting Stock previously acquired by the Company), then a Change in Control shall then be deemed to have occurred; or

(B)	On the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(C)	On the date of consummation of a reorganization, merger, or consolidation, in each case, immediately following which a Person owns stock of the Company that, together with stock held by such Person prior to such reorganization, merger or consolidation, constitutes more than fifty percent (50%) of the total fair market value of the Company; unless, following such reorganization, merger or consolidation: (1) more than fifty percent (50%) of the then outstanding Voting Stock is owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners of the Voting Stock immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation; or (2) (a) officers of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the officers of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation; (b) elected members of the Board as of the effective date of such reorganization, merger or consolidation constitute at least three quarters (3/4) of the board of directors of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation; and (c) the positions of Chairman of the board of directors, the Chief Executive Officer and the President of the corporation resulting from such reorganization, merger or consolidation are held by individuals with the same positions at the Company as of the effective date of such reorganization, merger or consolidation.

(D)	On the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, unless such assets have been acquired by a corporation with respect to which, following such acquisition, (1) more than fifty percent (50%) of, respectively, the then outstanding shares of stock of such corporation and the combined voting power of the then outstanding voting stock of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then owned, directly or indirectly, by all or substantially all of the individuals and entities who were the owners, respectively, of outstanding stock of the Company and the Voting Stock immediate prior to such acquisition, in substantially the same proportions as their ownership immediately prior to such acquisition; (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary or any Person owning immediately prior to such acquisition, directly or indirectly, twenty percent (20%) or more of all of the outstanding shares of stock of the Company or the Voting Stock, owns, directly or indirectly, twenty percent (20%) or more of all of the then outstanding stock of such corporation or the combined voting power of the then outstanding voting stock of such corporation (or any parent thereof) entitled to vote generally in the election of directors and (3) at least two-thirds (2/3) of the members of the board of directors of such corporation (or any parent thereof) were members of the Company’s Board at the time of the execution of the initial agreement or action of the Board providing for such acquisition of the Company’s assets. For purposes of this subparagraph (D), gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no Change in Control shall be deemed to occur when there is such a sale or transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (2) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company. For purposes of the foregoing, a Person’s status is determined immediately after the asset transfer.
(E)	For purposes of subparagraphs (A), (B), (C) and (D) above, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.
     2.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provision thereto.
     2.06 “Company” or “Corporation” means Flowserve Corporation, a New York corporation, its successors and assigns and Affiliates or Subsidiaries of the Company.
     2.07 “Committee” means the Organization and Compensation Committee established and appointed by the Board of Directors.
     2.08 “Constructive Termination” means the termination of a Participant’s employment with the Company within two (2) years after the effective date of a Change in Control, after the occurrence of any or all of the following without the express written consent of the Participant:
(A)	The assignment to the Participant of any duties inconsistent with his or her position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in his or her reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of the Participant from or any failure to re-elect the Participant to any of such positions, except (i) in connection with the termination of his or her employment for Cause, death or Disability or termination of employment by the Participant for reasons other than Constructive Termination; or (ii) to the extent that such actions do not constitute a material diminution in (1) the Participant’s authority, duties, or responsibilities, (2) the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant who solely reports directly to the Board report to a corporate officer or employee instead; or (3) the budget over which the Participant retains authority;

(B)	A material diminution in the Participant’s base salary (whether deferred or not), based on the annualized base salary measured during the twelve (12) months of the year preceding the date of a Change in Control;

(C)	The Company’s requiring the Participant to be based anywhere other than either the Company’s offices at which he or she was based immediately prior to a Change in Control or the Company’s offices which are no more than thirty-five (35) miles from the offices at which the Participant was based immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with his or her business travel obligations immediately prior to the Change in Control (excluding, however, any travel obligations prior to the Change in Control that are associated with or caused by the Change in Control events or circumstances); or
(D)	Any other action or inaction that constitutes a material breach by the Company of this Plan, or the terms of any other written agreement between the Participant and the Company under which the Participant provides services to the Company.
Notwithstanding anything to the contrary contained herein, a Constructive Termination shall occur only if the Participant provides written notice to the Company of the occurrence of the event described in this Article 2.08 that constitutes “Constructive Termination” within thirty (30) days of the event’s initial existence, the Company fails to remedy the event within thirty (30) days of its receipt of such notice and the Participant terminates his or her employment no later than thirty (30) days following the end of such cure period.
     2.09 “Defined Termination” means a Separation from Service of an Employee as a result of either (A) an Involuntary Termination or (B) a Constructive Termination.
     2.10 “Disability” means a long-term disability as defined in and meeting the terms and conditions of the Flowserve Corporation Long-Term Disability Plan, as amended, or any successor plans provided such disability definition complies with Section 409A of the Code and the final regulations issued thereunder (the “409A Regulations”). If, at any time during the term of this Agreement, the Company does not maintain a long-term disability plan or maintains a disability plan which has a definition that does not comply with the requirements of Section 409A of the Code and the 409A Regulations, “Disability” shall mean a physical or mental condition which, in the judgment of the Board (excluding the Participant, if applicable) prevents the Participant from performing the essential functions of his/her position with the Company, even with reasonable accommodation, (1) for a period of not less than ninety (90) consecutive days and such condition prevents the Participant from engaging in any substantial, gainful activity and can be expected to last for a continuous period of twelve (12) months or result in death, or (2) such condition can be expected to last for a continuous period of not less than twelve (12) months and the Participant has been receiving income replacement benefits for not less than three (3) months under the Company’s accident and health plan.
     2.11 “Employee” means any person paid through the payroll department of the Company (as opposed to the accounts payable department of the Company) and who receives from the Company an annual IRS Form W-2; provided, however, that the term “Employee” shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.
     2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.13 “Involuntary Termination” means any involuntary discontinuance of a Participant’s employment by the Company within two (2) years after a Change in Control, for reasons other than death, Disability or Cause, or any involuntary discontinuance of a Participant’s employment by the Company prior to a Change in Control for reasons other than death, Disability or Cause, provided that such termination (A) occurs within the ninety (90) day period immediately prior to the Change in Control and after the initiation of discussions leading to a Change in Control, and (B) can be demonstrated to have occurred at the request or initiation of parties to the Change in Control.
     2.14 “Participant” means an Employee chosen by the Committee to participate in the Plan as provided for in Article 3 herein.
     2.15 “Plan” means the Flowserve Corporation Officer Change in Control Severance Plan, as set forth herein and as hereafter amended from time to time.
     2.16 “Plan Administrator” means the Committee.
     2.17 “Separation from Service” means a termination of services provided by a Participant to the Company whether voluntarily or involuntarily, other than for death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(A)	A Separation from Service shall occur when such Participant has experienced a termination of employment with the Company. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months).

(B)	If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six (6) month period. In applying the provisions of this Article 2.17, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.
     2.18 “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administrative Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(A)	The Committee’s identification of the individuals who fall within the definition of “key employee” under Section 416(i) of the Code (without regard to paragraph (5) thereof) shall be based upon the twelve (12) month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Section 416(i) of the Code to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(B)	Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Article shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the twelve (12) month period that begins on the April 1st following the applicable identification date.
     2.19 The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.
ARTICLE 3. ELIGIBILITY AND PARTICIPATION
     3.01 Only Employees shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part time, full time, or temporary, shall not be eligible to participate in the Plan.
     3.02 Participation in the Plan shall be determined from time to time by the Committee; provided that on or after a Change in Control, the Committee may not exclude any Participant from participation in the Plan. Participants shall be notified of their participation in the Plan in writing, and shall be apprised of the terms of the Plan as soon as is practicable following the Committee’s determination.
     3.03 No Employee shall at any time have a right to participation in the Plan, despite having previously participated in the Plan.
ARTICLE 4. PROTECTIONS PROVIDED UPON A CHANGE IN CONTROL
     4.01 Except as otherwise provided herein, upon the consummation of a Change in Control, all service and other vesting requirements associated with Participants’ then outstanding stock options, restricted stock, restricted stock units, performance shares or other stock-based long-term incentive grants (collectively, the “Equity Awards”) will be determined in accordance with the provisions of the applicable plans in effect on the date of the Change in Control governing such Equity Awards; provided that protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum (A) full vesting of rights to all unvested Equity Awards, including any such awards for which vesting is based upon active and incomplete long-term incentive program performance cycles and (B) credit for satisfaction of other service requirements associated with Participants’ Equity Awards, in the event that such minimum rights are not accorded to Participants determined in accordance with the provisions of the applicable plans, the minimum requirements provided for in this Article 4.01 shall prevail.

     4.02 In making its election, the Board shall have a fiduciary responsibility to consider the tax consequences to Participants of alternative arrangements, but shall not be required to compensate Participants for the tax consequences resulting from the establishment of such arrangements.
ARTICLE 5. PROTECTIONS PROVIDED UPON SEPARATION FROM SERVICE FOLLOWING A CHANGE IN CONTROL
     5.01 Participants terminated in a manner qualifying as a Defined Termination will be entitled to payment of the following:
(A)	For services performed through Separation from Service:
(i)	base salary, (whether deferred or not), at the Participant’s annual base salary rate, (1) as based on the highest annualized monthly base salary rate measured during the twelve (12) months of the year preceding Separation from Service or (2) if higher, in effect at the time of Separation from Service or (3) if higher, in effect on the date of the Change in Control;

(ii)	amounts (whether deferred or not), if any, with respect to any completed period or periods which have been earned by or awarded to the Participant pursuant to any bonus or incentive compensation plan or arrangement but which has not yet been paid to the Participant; and

(iii)	amounts equal to a target bonus or target annual incentive, (whether deferred or not), (1) in effect at the time of Separation from Service or (2) if higher, in effect on the date of the Change in Control; pro-rated based upon the number of calendar days in the performance period during which the Separation from Service occurs.
(B)	In lieu of any further base salary, bonus, or incentive compensation payments for periods subsequent to Separation from Service, an amount equal to 200% of the sum of:
(i)	the Participant’s annual base salary rate, (whether deferred or not), (1) as based on the highest annualized monthly base salary rate measured during the twelve (12) months of the year preceding Separation from Service or (2) if higher, in effect at the time of Separation from Service or (3) if higher, in effect on the date of the Change in Control; and

(ii)	the Participant’s current target bonus or other annual incentive (1) in effect at the time of Separation from Service or (2) if higher, in effect on the date of the Change in Control.
     5.02 Each award granted under the Company’s Long-Term Incentive Plan (cash or stock-based) and any other stock option or other stock-based long-term incentive grant made to Participants, and not otherwise addressed in this Article 5, under a plan adopted or assumed by the Company which is then outstanding and to which the Participant has full rights, shall be treated in accordance with the provisions of the applicable plans in effect at the time of Separation from Service, provided that protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum that (A) such awards earned but not paid shall be paid pursuant to the terms of this

Plan at a rate as specified by the relevant plan provisions and (B) with respect to stock options or other awards for which Participants must exercise those rights accorded to them by virtue of their holding such award, a period of not less than ninety (90) days following Separation from Service during which Participants may exercise such rights. In the event that such minimum rights are not accorded to Participants determined in accordance with the provisions of the applicable plans, the minimum requirements provided for in this Article 5.02 shall prevail. Notwithstanding the foregoing, if a Participant gives to the Company prior to receipt of payment written instructions not to make a payment for option(s) or other stock-based long-term incentive grants as provided herein, such option(s) and grant(s) shall remain in effect in accordance with its (their) terms.
     5.03 Each stock option or other stock-based long-term incentive grant made to Participants, and not otherwise addressed in this Article 5, under a plan adopted or assumed by the Company which is then outstanding and to which the Participant does not have full rights shall be treated in accordance with the provisions of the applicable plans in effect at the time of Separation from Service, provided that protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum (A) full vesting of rights to the award or grant which would have otherwise been conveyed to the Participant, without encumbrances, upon the lapse of time, attainment of performance goals, or for other reasons; (B) amounts payable through such rights to awards or grants provided by Article 5.03(A) represent an amount equal to one hundred percent (100%) of the target bonus or amount that otherwise could have been earned and shall not be subject to reduction, adjustment or modification for any reason; and (C) a period of not less than ninety (90) days following Separation from Service during which to exercise rights with respect to stock options or other awards for which Participants must exercise the rights accorded to them by virtue of their holding of the award. In the event that such minimum rights are not accorded to Participants determined in accordance with the provisions of the applicable plans, the minimum requirements provided for under Article 5.03(B) hereof shall prevail. Notwithstanding the foregoing, if a Participant gives to the Company, prior to receipt of payment, written instructions not to make a payment for option(s) or other stock-based long-term incentive grant(s) as provided herein, such option(s) and grant(s) shall remain in effect in accordance with its (their) terms.
     5.04 The Company shall, at its expense, maintain in full force and effect all life insurance, medical, health and accident plans, programs and arrangements in which each Participant is entitled to participate at the time of Separation from Service, provided that continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at a cost to Participants no greater than that prior to Separation from Service, benefits which are substantially similar to those which Participants were entitled to receive under such plan, program or arrangement at the time of the Change in Control. The Company’s obligation under this Article 5.04 shall terminate on the second (2nd) anniversary of Separation from Service. All rights to continuation of group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) shall run concurrently with the coverage provided under this Article 5.04. At the end of the applicable period of coverage set forth above, Participants shall have the option to have assigned to them, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company which relates specifically to them. To the extent any benefits provided under this Article are otherwise taxable to the Participant, such benefits shall be provided as separate monthly in-kind payments of those benefits, and, to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
     5.05 In the event that because of their relationship to Participants, members of Participants’ families or other individuals are covered by any plan, program, or arrangement described in Article 5.04 above immediately prior to Separation from Service, the provisions set forth in Article 5.04 above shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangements, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even had Participants remained an Employee of the Company.
     5.06 The Company shall pay a supplemental retirement benefit (“Supplemental Pension Benefit”) to Participants which is equal to the excess, if any, of (A) the aggregate amount which would have been payable to them monthly under all noncontributory pension and retirement plans, agreements, and other arrangements of the Company had the Participant remained an Employee of the Company at an annual compensation rate pursuant to the sum of the amounts described in Articles 5.01(B)(i) and 5.01(B)(ii) herein until the second (2nd) anniversary of Separation from Service, over (B) the aggregate amount payable to the Participant monthly under such plans, agreements or arrangements as of Separation from Service had the Participant’s employment not been terminated. Calculation of the amounts described in (A) and (B) above shall be made assuming the same form of payment under-the defined benefit pension plan of the Company or a successor plan (the “Qualified Plan”) in which the Participant participates. Payment of any Supplemental Pension Benefit may be made to the Participant in the same form and at the same time as payment of benefits under the Qualified Plan or in such other manner as may be determined by the Committee.
     5.07 Participants terminated in a manner qualifying as a Defined Termination will be entitled to reimbursement for all legal fees and expenses reasonably incurred in good faith as a result of their Separation from Service (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Plan). Notwithstanding anything to the contrary contained herein, to the extent required to comply with Section 409A of the Code, any reimbursement provided under this Article 5.07 shall only be for costs, damages and expenses arising from “bona fide claims” within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
     5.08 Receipt of amounts payable pursuant to this Article 5 is conditioned upon Participants’ execution and delivery to the Company of (i) the confidentiality and non-compete agreement delivered to Employees upon notification of their eligibility to participate in the Plan, and (ii) a release form provided to the Participant upon his or her Separation from Service, in accordance with the instructions set forth on such release form on or before the date specified on the release form or any document accompanying the release form.
     5.09 Notwithstanding anything to the contrary contained herein, a Participant shall not be entitled to any amount pursuant to this Plan in the event the Participant agrees to work for the Company or provide future services to the Company, in any form, subsequent to the Participant’s termination from the Company as set forth in a consulting arrangement or other employment-related arrangement between the Company and the Participant.
ARTICLE 6. DETERMINATION AND ADJUSTMENT OF PAYMENTS
     6.01 Following a Change in Control of the Company, one or more payments or distributions to be made by the Company to or for the benefit of Participants (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, under some other plan, agreement, arrangement or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by the Company for federal income tax purposes and with respect to which Participants would be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code

(hereinafter referred to respectively as “Section 280G” and “Section 4999”). To the extent a Payment or portion thereof subjects Participants to an excise tax liability, the Company shall reduce the amount of Payments to the minimum extent necessary so that no portion of any Payment, as so reduced, would result in an excise tax liability on the part of the Participant, unless the net after-tax benefit to the Participant after receipt of additional Payments to offset a specified portion of any excise taxes due on the part of the Participant (“Gross-Up Payments”) and payment of any applicable excise taxes due by the Participant pursuant to Section 4999 were to exceed the net after-tax benefit to the Participant were such Gross-Up Payments not made.
     6.02 For purposes of this Article 6, “net after-tax benefit” shall mean (A) the total amount of payments and benefits to be paid or provided under this Plan that would constitute “parachute payments” within the meaning of Section 280G, less (B) the total amount of any and all excise taxes imposed on the payments and benefits to be paid or provided to the Participant under (A) above (including any and all penalties and interest with respect to any such excise tax), less (C) the total amount of any and all income and other taxes payable on the foregoing by the Participant, with Participants deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.
     6.03 Payments to Participants terminated in a manner qualifying as a Defined Termination following a Change in Control shall be determined pursuant to the following provisions:
(A)	The Company’s independent auditor shall make an initial determination whether any Payment would constitute an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to affected Participants within twenty (20) days after Separation from Service. The Company’s determination and calculations will be final and binding upon the Participant unless the Participant notifies the Company within twenty-one (21) days after the Participant receives the Company’s determination and calculations that the Participant disputes the same. If, within ten (10) days after the Participant so notifies the Company (or within such longer period as the Participant and the Company may agree), the Company and the Participant are unable to agree upon the determination and calculations, then the Company and the Participant shall, within three (3) days thereafter, choose a nationally recognized accounting firm (the “Accounting Firm”) to deliver its determination (and supporting calculations) concerning the matter(s) in dispute. The Accounting Firm’s determination shall be delivered to the Company and the Participant within twenty (20) days after such Accounting Firm’s appointment and shall be final and binding on all parties. With respect to the Participant’s costs incurred in contesting the Company’s determination and calculations, if the final determination by the Accounting Firm is more than 2% different from the determination proposed by the Company, then the Company shall pay or reimburse all costs incurred by the Participant with respect to such determination. In all other cases, the Participant shall pay all such costs. All costs incurred by the Company in connection with such determination and contest, and the costs of the Accounting Firm’s determination, shall be borne by the Company. The Company and the Participant shall cooperate with each other and the Accounting Firm, and shall provide necessary information so that the Company, the Participant and the Accounting Firm may make all appropriate determinations and calculations.

(B)	If it is determined (pursuant to Article 6.03(A) or otherwise) that any Payment may give rise, directly or indirectly, to Participant liability for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Committee shall reduce the amount of payments and benefits to be paid or provided under this Plan to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to Participants, as so reduced, would result in an excise tax liability on the part of those Participants, but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit received by the Participant if no such reduction was made. In the event any reduction in the amount of payments and benefits pursuant to the foregoing were to result in a reduction in the net after-tax benefit to the Participant, the Company shall make Gross-Up Payments to Participants to offset one-half (1/2) of any excise tax due on the part of Participants as a result of Payments. The amount of any such Gross-Up Payments to be made by the Company will be determined without consideration of any federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) which may be due on the part of the Participant as a result of any such Gross-Up Payment. Gross-Up Payments shall be made from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Participants (or as promptly thereafter as is possible).
     6.04 If the Internal Revenue Service determines that any payment gives rise, directly or indirectly, to liability on the part of Participants for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Company or the Accounting Firm (an “Additional Liability”), as the case may be, the Company shall make further additional cash payments to Participants not later than the due date of any payment indicated by the Internal Revenue Service with respect to such matters, in such amounts that are necessary to put Participants in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes, and taking into account all such taxes payable with respect to the Gross-Up Payments) and any and all penalties and interest with respect to any such excise tax, as Participants would have been in after payment of all federal, state and local income taxes if the Payments had not given rise to the Additional Liability.
     6.05 If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Participants shall, upon receipt from the Company of an unconditional written undertaking to indemnify and hold Participants harmless (on an after-tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company’s sole expense. Nothing in this Article 6.05 shall require Participants to incur any expense other than expenses with respect to which the Company has paid sufficient sums so that after payment of the expense by Participants and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon Participants as a result of their receipt of that payment, the net effect is no cost to Participants. Nothing in this Article 6.05 shall require Participants to extend the statute of limitations with respect to any item or issue in their tax returns other than, exclusively, the excise tax under Section 4999. If, as a result of the contest of an assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Participants receive a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Participants shall promptly pay to the Company such amount as will leave them, net of the repayment and all tax effects, in the same position, after all taxes and interest, that would have been in if the refunded excise tax had never been paid.

     6.06 Pending a final determination of the amount of any Gross-Up Payment payable, Participants shall have the right to require the Company to pay to all or any portion of such amount as preliminarily determined and calculated by the Company. Such payment shall be made by the Company within five (5) days after receipt of notice from the Participant requiring the same. Notwithstanding anything to the contrary contained herein, in no event shall any payment be made pursuant to this Article 6 after the end of the Participant’s taxable year next following the Participant’s taxable year in which the he or she remits any related taxes to the Internal Revenue Service.
ARTICLE 7. METHOD OF PAYMENT
     7.01 Except as otherwise provided herein, all amounts payable pursuant to Article 5 under this Plan shall be paid to each Participant terminated in a manner qualifying as a Defined Termination by the Company in a lump sum within thirty (30) days following the Participant’s Separation from Service. Notwithstanding any provision in the Plan to the contrary, if a Participant is a Specified Employee, to the extent any amount payable pursuant to this Plan is subject to, and not otherwise exempt from, the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Participant experiences a Separation from Service, or if earlier, on the date of the Participant’s death.
     7.02 Notwithstanding anything in this Plan to the contrary, Participants shall continue to be eligible to receive benefits under the Company’s benefit plans for the applicable period as if the Participant remained in the employment of the Company for the period and subject to the provisions of Article 5.04 herein.
     7.03 Reimbursement of all legal fees and expenses described in Article 5.07 herein shall be made by the Company in a lump sum within thirty (30) days following Participants’ submission of such fees and expenses to the Company.
     7.04 In the event a Participant dies before full receipt of benefits payable under the Plan, the remaining benefits will be paid to the legal representative of such Employee’s estate in a lump sum as soon as practicable after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.
     7.05 Participants shall not be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by Participants following Separation from Service as the result of employment by another employer or otherwise.
ARTICLE 8. FINANCIAL PROVISIONS
     8.01 All benefits payable under this Plan shall be payable and provided for solely from the general assets of the Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Company. The Company shall not be required to, but may in its discretion, establish any special or separate fund or make any other segregation of assets to assure the payment of any severance benefits under the Plan.
     8.02 The expenses of establishment and administration of the Plan shall be paid by the Company. Any expenses paid by the Company pursuant to this Article 8 and indemnification under Article 10 shall be subject to reimbursement by Affiliates of the Company of their proportionate shares of such expenses and indemnification, as determined by the Committee in its sole discretion.

ARTICLE 9. ADMINISTRATION OF THE PLAN
     9.01 The Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Committee specified elsewhere in the Plan, the Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties: (A) to interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions; (B) to make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and (C) to decide all questions on appeal concerning the Plan and the eligibility of any person to participate in the Plan.
     9.02 The determination of the Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.
     9.03 The Company reserves the right, by action of the Board of Directors or the Committee, to amend or terminate this Plan in whole or in part at any time and from time to time on a prospective basis. The foregoing sentence to the contrary notwithstanding, for a period of three (3) years and one (1) day after the date of a Change in Control, neither the Board nor the Committee may terminate or amend this Plan in a manner that is detrimental to the rights of any Participant of the Plan without his or her written consent. Prior to a Change in Control, the Company or the Committee shall give each Participant at least one (1) year’s notice before taking any action to amend or terminate the Plan in any way detrimental to the Participant.
ARTICLE 10. LIABILITY AND INDEMNIFICATION
     10.01 To the extent permitted by law, no member of the Board shall be liable for any act or omission of an act by him or her in connection with the Plan, unless the member failed to act (1) in good faith and (2) for a purpose which such member reasonably believed to be in accordance with the intent of the Plan. The Company hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he or she, his or her testator or intestate, was or is a member of the Board, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney’s fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Board acted in good faith for a purpose which he or she reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.
     10.02 The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Board did not act (1) in good faith and (2) for a purpose which he or she reasonably believed to be in accordance with the intent of the Plan.
     10.03 Any indemnification under this Article 10, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:
(A)	By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Board has met the standard of conduct set forth in Article 10.01 above; or
(B)	If a quorum under Article 10.03(A) above is not obtainable with due diligence: (i) by the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to the Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Article 10.01 above has been met by such member of the Board; or (ii) by the shareholders of the Company upon a finding that the member of the Board has met the standard of conduct set forth in such Article 10.01 above.
     10.04 Notwithstanding the failure of the Company to provide indemnification in the manner set forth in Article 10.01 above, and despite any contrary resolution of the Board or of the shareholders in the specific case, if the member of the Board has met the standard of conduct set forth in Article 10.01 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company in any court of competent jurisdiction.
     10.05 Nothing herein shall be deemed to supersede or conflict with any agreement between a member of the Board and the Company regarding the Company’s obligations to indemnify such member from and against certain liabilities arising from the performance of the member’s duties. Any such agreement shall govern any inconsistencies with Article 12 of the Plan.
ARTICLE 11. CLAIMS PROCEDURES
     11.01 Any Participant or his or her authorized representative (collectively, the “claimant”) must file a claim for a benefit to which he or she believes that he or she is entitled. All claims must be in writing and delivered to the Plan Administrator by postage-prepaid certified mail. Within ninety (90) days after receipt of a claim, the Plan Administrator shall send the claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part, of the claim, unless special circumstances require an extension of time for processing the claim. If such extension is necessary, the Plan Administrator will give the claimant a written notice to this effect prior to the expiration of the initial 90-day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part. If notice of the denial of a claim is not furnished, the claim shall be deemed denied and the claimant shall be permitted to exercise his or her right to review as discussed below.
     11.02 If the Plan Administrator denies a claim for benefits in whole or in part, then the Plan Administrator shall provide the claimant with written notice setting forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and (iv) a description of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.
     11.03 If a claimant receives written notification of the denial in whole or in part of his or her claim, or if a claimant is not otherwise eligible for benefits under this Plan, within sixty (60) days of his or her receipt of claim denial or the date a claimant becomes aware that he or she is not eligible for benefits under this Plan, if a claimant disagrees with such action, the claimant must file a written request with the Plan Administrator that it conduct a full and fair review of the denial of the claim for benefits. In connection with any request for a review of the denial of a claim for benefits, a claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Plan Administrator shall provide a claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information shall be considered “relevant” to a claimant’s claim for benefits if that document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative process and safeguards required by ERISA in making the benefit determination. The review of a denial shall take into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
     11.04 Upon receipt of the request for review, the Plan Administrator shall review the claim and shall deliver to a claimant a written decision on the claim for benefits within sixty (60) days after the receipt of his or her request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) that require an extension of time for processing, the sixty (60) day period shall be extended to one hundred twenty (120) days and a claimant will be given written notice of the extension prior to the expiration of the initial 60-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. If notice of the denial of a claim on review is not furnished, the claim shall be deemed denied and a claimant shall be permitted to exercise a claimant’s right to review as discussed below.
     11.05 If the Plan Administrator denies a claimant’s claim for benefits on review, in whole or in part, then the Plan Administrator shall provide a claimant with written notice setting forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement that a claimant are entitled to receive, upon request and free of charge reasonable access to, and copies of all records and other information relevant to a claimant’s claim for benefits; and (iv) a statement describing any voluntary appeal procedures offered by the Plan and a claimant’s right to obtain information about such procedures, and a statement of a claimant’s right to bring a civil action under Section 502(a) of ERISA.
ARTICLE 12. MISCELLANEOUS
     12.01 Prior to a Change in Control, nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Company’s sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.
     12.02 The Company will require any successor (whether direct or indirect, by purchase, merger, acquisition of assets, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform the duties and obligations of the Company under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which becomes bound by all the terms and provisions of this Plan by operation of law or contract.
     12.03 Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan. Except as otherwise provided for herein, the Company expressly reserves the right prior to a Change in Control to dismiss any Participant at any time and for any reason without liability for the effect which such dismissal might have upon him or her as a Participant of the Plan.
     12.04 To the extent not preempted by ERISA, this Plan shall be governed by, administered under, and construed in accordance with the substantive laws but not the choice of law rules of the state of Texas without giving effect to principles of conflicts of laws.
     12.05 In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.
     12.06 All notices under this Plan shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) and shall be deemed to have been given upon the date of actual receipt by the recipient party.
ARTICLE 13. ERISA RIGHTS STATEMENT
As a Participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, and you disagree with that denial, you must file an appeal of that denial in accordance with the claims procedures described in Article 11 above. After your appeal is denied in accordance with the claims procedures, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE 14. IMPORTANT INFORMATION ABOUT THE PLAN

Name of the Plan	Flowserve Corporation Officer Change in Control Severance Plan

Name and Address of the Plan Sponsor	Flowserve Corporation 5215 N. O’Connor Blvd., Suite 2300 Irving, TX 75039

Plan Sponsor Identification Number	31-0267900

Plan Number	506

Type of Plan	Change in Control Severance Plan

Name, Address, and Telephone Number of the Plan Administrator	The Organization & Compensation Committee of the Board of Directors of Flowserve Corporation

c/o Sr. Vice President, Secretary and General Counsel 5215 N. O’Connor Blvd., Suite 2300 Irving, TX 75039 (972) 443-6500

Agent for Service of Legal Process	Plan Administrator

12-Month period on which the Plan records are kept	Begins January 1 and ends on December 31 each calendar year

Plan’s Original Effective Date	January 1, 2002

Plan’s Amended and Restated Effective Date	November 12, 2007
     IN WITNESS WHEREOF, the Corporation has caused this instrument as amended and restated to be executed effective as of November 12, 2007, except as otherwise stated herein.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Sr. Vice President, Secretary and General Counsel